EXECUTIVE EMPLOYMENT AGREEMENT

     This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) dated January 29, 2009 by and between West Canyon Energy Corp., a Nevada corporation (the “Company”), and Felipe Pimenta Barrios, an individual (the “Executive”).

     The Company desires to employ the Executive, and the Executive wishes to accept such employment with the Company, upon the terms and conditions set forth in this Agreement.

     NOW THEREFORE, in consideration of the foregoing facts and mutual agreements set forth below, the parties, intending to be legally bound, agree as follows:

     1. Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive’s duties and responsibilities in accordance with the terms and conditions hereinafter set forth.

          1.1 Duties and Responsibilities. Executive shall serve as Chief Financial Officer and a Director of the Company. During the Employment Term (as defined below), Executive shall perform all duties and accept all responsibilities incident to such positions and other appropriate duties as may be assigned to Executive by the Company’s Board of Directors from time to time. The Company shall retain full direction and control of the manner, means and methods by which Executive performs the services for which she is employed hereunder and of the place or places at which such services shall be rendered.

          1.2 Employment Term. The term of this Agreement shall commence effective as of December 1, 2008 (the “Effective Date”) and shall continue to December 1, 2009 (the “Employment Term”).

          1.3 Extent of Service. During the Employment Term, Executive agrees to use Executive’s best efforts to carry out the duties and responsibilities under Section 1.1 hereof and shall devote such time Executive deems is reasonably necessary to perform his duties hereunder.

          1.4 Base Salary. The Company shall pay Executive a base salary (the “Base Salary”) at the monthly rate of $4,000 (U.S.), payable monthly.

          1.5 Compensation Shares. As compensation for agreeing act as a director and officer of the Company and enter into this Agreement, the Executive shall receive 500,000 restricted shares of common stock of the Company (the “Compensation Shares”). Upon each annual renewal of this Agreement the Executive shall be entitled to an additional 500,000 Compensation Shares, subject to adjust for any stock splits or consolidations.

     2. Confidential Information. Executive recognizes and acknowledges that by reason of Executive’s employment by and service to the Company before, during and, if applicable, after the Employment Term, Executive will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” product development techniques and plans, customer lists and addresses, cost and pricing information, strategy and programs, computer programs and software and financial information (collectively referred to as “Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company. Executive covenants that he will not, unless expressly authorized in writing by the Board of Directors, at any time during the course of Executive’s employment use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Executive’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information.

Executive also covenants that at any time after the termination of such employment, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Executive or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information.

All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Executive’s possession during the course of Executive’s employment shall remain the property of the Company. Upon termination of Executive’s employment, the Executive agrees to return immediately to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Executive’s possession.

     3. Miscellaneous.

          3.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

          3.2 Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provisions or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

          3.3 Independent Legal Advice. The Executive acknowledges that:

(a)	this Agreement was prepared by W.L. Macdonald Law Corporation for the Company;

(b)	W.L. Macdonald Law Corporation received instructions from the Company and does not represent the Executive;

(c)	the Executive has been requested to obtain his own independent legal advice on this Agreement prior to signing this Agreement;

(d)	the Executive has been given adequate time to obtain independent legal advice;

(e)	by signing this Agreement, the Executive confirms that he fully understands this Agreement; and

(f)	by signing this Agreement without first obtaining independent legal advice, the Executive waives his right to obtain independent legal advice.

          3.4 Entire Agreement. As of from the date hereof, any and all previous agreements, written or oral between the parties hereto or on their behalf relating to the appointment of the Executive by the Company are null and void. The parties hereto agree that they have expressed herein their entire understanding and agreement concerning the subject matter of this Agreement and it is expressly agreed that no implied covenant, condition, term or reservation or prior representation or warranty shall be read into this Agreement relating to or concerning the subject matter hereof or any matter or operation provided for herein.

          3.4 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile with original signatures to follow.

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

WEST CANYON ENERGY CORP.

By:	/s/ Shane Reeves
Shane Reeves
President

FELIPE PIMENTA BARRIOS

By:	/s/ Felipe Pimienta Barrios
Felipe Pimienta Barrios